Exhibit 99.1

Carver Bancorp, Inc. Appoints Robert W. Mooney to Board of Directors

NEW YORK, April 2, 2018 – Carver Bancorp, Inc. (the “Company”) (Nasdaq: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), announced that Robert W. Mooney has been appointed to the Company’s Board of Directors. Mr. Mooney’s appointment brings the total number of directors at the Company to eleven. He retired last year from the FDIC as National Director for Minority and Community Development Banking, Division of Risk Management and Supervision.

“We are pleased to welcome Robert W. Mooney to the Carver Bancorp Board of Directors, adding to our broad mix of financial, executive management and consulting experience from both the private and not-for-profit sectors,” said Robert R. Tarter, Chairman. “Robert’s appointment to our Board will add valuable perspective, drawing from his many years of experience at the FDIC, where he worked to promote the strength of minority and community development banking nationwide.”

Mr. Mooney previously served as the Deputy Director for Consumer and Community Affairs in the Division of Depositor and Consumer Protection of the FDIC, directing the national federal deposit insurance outreach, consumer complaint, community affairs, financial education and economic inclusion programs. He also served as Deputy Director of the Division of Supervision and Consumer Protection, directing the FDIC’s national Compliance and CRA Examination and Policy programs through the financial crisis, and as Senior Advisor to the FDIC Chairman for Consumer Protection.

“As a Community Development Financial Institution and bank founded 70 years ago, we are thrilled to welcome Mr. Mooney to the Company’s Board of Directors and to the Carver family,” remarked Michael T. Pugh, President, Chief Executive Officer, and Director. “We are confident that Robert will make an immediate and positive impact on our Board. He has made great contributions to community development banking over the course of his career in Washington D.C., and we are grateful to have his support in fulfilling Carver’s mission here in the Greater New York City area.”

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Media Contacts:

Michael Herley

Kekst

(212) 521-4897

michael.herley@kekst.com